Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q4 AND FULL YEAR RESULTS

Q4 NET SALES (+6%) REPORTED EPS (+8.5%) ADJUSTED EPS (+21%)¹ EXCEED OUTLOOK

FULL YEAR NET SALES +6%, ON TOP OF 2020 GROWTH OF +12%

2022 EPS OUTLOOK: 4-8%¹

ANNOUNCES 4% DIVIDEND INCREASE

2021 Fourth Quarter Results	2021 Full Year Results
•Net Sales growth +5.7%: Domestic +5.1%, Int’l +5.9%, SPD 12%	•Net Sales growth +6.0%; Organic Sales +4.3%¹
•Organic sales +4.3%: Domestic +3.6%, Int’l +4.7%, SPD 12% •EPS $0.64, Adjusted EPS growth +20.8%¹	•Reported EPS growth +6.4%, Adjusted EPS +6.7%¹ •Cash from operations $994 million

EWING, NJ, JANUARY 28, 2022 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported full year 2021 EPS increased 6.4% to $3.32 per share.  Adjusted EPS, which excludes a positive acquisition related earn-out adjustment in both years, grew 6.7% to $3.02, exceeding the Company’s outlook of $2.96.¹

Full year net sales grew 6% to $5,190.1 million.  The Company experienced a significant increase in consumer demand for many of its products throughout the year. Organic sales grew 4.3%¹ driven by product pricing and mix of 3.3%, and volume growth of +1.0%.

Reported Q4 net sales were $1,368.7 million, a $73.4 million or 5.7% increase. This exceeded the Company’s outlook of 3% growth. Organic sales growth of 4.3%¹ exceeded the Company’s outlook of 2% driven by positive price and product mix of 6.0% offset by lower volume of -1.7%.  EPS in Q4 was $0.64 per share, an 8.5% increase compared to $0.59 reported EPS in Q4 2020 and a 20.8% increase compared to $0.53 adjusted EPS in Q4 2020¹. The higher-than-expected earnings growth compared to our outlook ($0.58) is primarily a result of higher-than-expected revenues from our consumer domestic business. A lower tax rate was offset by higher marketing investments behind our brands and higher incentive compensation for our global employees.

Matthew Farrell, Chief Executive Officer, commented, “I’d like to recognize all Church & Dwight employees around the world for their dedication to helping us successfully navigate another challenging quarter, especially our Supply Chain and R&D teams, as the Company continued facing complexities of raw material and labor shortages at our plants, our suppliers, and co-packers.  Our focus has been and remains on the safety of our employees. Their strong commitment to efficiently finding alternative suppliers while maintaining the quality of our products has been remarkable.

Our brands once again experienced strong consumption in Q4 2021. In the U.S. we grew consumption in 11 of the 16 categories in which we compete. Five of our brands experienced double digit consumption growth including ARM & HAMMER® Scent Boosters, ARM & HAMMER® Clumping Litter, OXICLEAN® stain fighters, BATISTE® dry shampoo and ZICAM® zinc supplements. Consumption continues to outpace shipments as supply chain disruptions continue. This strong consumption would likely have been higher if not for the ongoing supply chain challenges.  This demonstrates the strength of our brands as we gained share on 6 of the 13 power brands in a difficult supply environment. Global online sales grew 12.7% in 2021, and as a percentage of total sales has expanded to 15% for the full year.

Although consumption is higher, case fill rates are well below normal levels. With continued strong consumer demand for our products, we are making significant capital investments in 2022 and 2023 to expand capacity in our factories as well as our supplier network.

The International business had a strong quarter despite a tight international transportation market, with extremely strong and broad-based consumption increases across many countries and brands.  Specialty Products organic sales experienced double digit growth primarily due to strength in the animal and food production segment.

Significant inflation of material, component and co-packer costs impacted our gross margin in 2021. Looking forward, we expect higher input costs and transportation costs in 2022.  We also expect U.S. labor shortages, which have been recently exacerbated by the Omicron variant, to continue to impact raw material suppliers and third-party manufacturers.  However, we expect supply issues to begin to abate in the back half of 2022 for most of our brands.  To respond to rising costs, we expect that as of February 2022 we will have taken pricing actions on 80% of our global portfolio of brands. We will continue to analyze additional pricing actions. We remain focused on generating superior results both in the short and long term.

On another front, we closed on the THERABREATH® acquisition in late December.  THERABREATH® is the #2 brand in the non-alcohol based oral rinse category in the United States. THERABREATH® is a perfect fit for our Oral Care business, with $100 million of sales projected for 2022, high gross margins, and the ability to deliver annual sales growth that exceeds our 3% Evergreen growth model thereafter. The non-alcohol rinse sub-category has outgrown the broader mouthwash category and THERABREATH ® has experienced the strongest growth in the sub-category over the past few years. We expect a long runway for growth by leveraging our existing sales force and geographical footprint.”

Fourth Quarter Review

Consumer Domestic net sales were $1,041.7 million, a $50.8 million or 5.1% increase versus prior year driven by household and personal care sales growth.  Organic sales increased 3.6%¹ due to positive price and product mix (+7%), offset by volume (-3.4%).  Growth was led by ARM & HAMMER® clumping cat litter, OXICLEAN® stain fighter powder, ARM & HAMMER® liquid detergent, BATISTE® dry shampoo, and ARM & HAMMER® scent boosters.

Consumer International net sales were $242 million, a $13.5 million or a 5.9% increase, primarily driven by the Global Markets Group.  Organic sales increased 4.7%¹ due to higher volume (+4.2%). Organic sales growth was driven primarily by FEMFRESH®, VITAFUSION®, STERIMAR®, NAIR®, and OXICLEAN® in the Global Markets Group.

Specialty Products net sales were $85 million, a $9.1 million or a 12% increase.  Organic sales increased primarily due to higher price (9%) and volume (3%).  Both dairy and non-dairy sales were up, with a significant contribution due to pricing in reaction to inflationary pressure.

Gross margin decreased 50 basis points to 42.5% due to the impact of higher manufacturing costs, net of pricing and productivity.

Marketing expense was $201.1 million, which was flat vs prior year.  Marketing expense as a percentage of net sales decreased 90 basis points to 14.7%.  Q4 was the highest quarter of the year for marketing spending as we took the opportunity to invest incrementally behind our personal care brands that had stronger fill rates.

Selling, general, and administrative expense (SG&A) was $203.7 million or 14.9% of net sales on a reported basis, a 210 basis points increase, and 50 basis points increase on an adjusted basis. This increase is primarily due to asset write-offs, acquisition costs and higher compensation-related costs.

Income from Operations was $176.4 million or 12.9% of net sales.

Other Expense of $12.3 million declined slightly due to lower interest expense resulting from lower average debt outstanding.

The effective tax rate declined to 3.7% compared to 15.1% in 2020. The decrease is due to higher stock option exercises.  The 2021 full year rate was 19.8% compared to the 2020 full year rate of 19.3%.

Operating Cash Flow

For the full year 2021, cash from operating activities was $993.8 million, an increase of $3.5 million due to higher cash earnings offset by an investment in working capital as we continue to build back inventory safety stock levels.  Capital expenditures for the full year were $118.8 million, a $19.9 million increase from the prior year due to manufacturing capacity investments.

At December 31, 2021, cash on hand was $240.6 million, while total debt was $2.56 billion.

4% Dividend Increase and Share Repurchase

The Company’s Board of Directors declared a 4% increase in the quarterly dividend from $0.2525 to $0.2625 per share, equivalent to an annual dividend of $1.05 per share.  This raises the annual dividend payout from $248 million to approximately $255 million.  The quarterly dividend will be payable March 1st, 2022 to stockholders of record at the close of business on February 15th, 2022.  This is the 26th consecutive year in which the Company has increased the dividend.  The Company has paid a consecutive quarterly dividend for 121 years.

In Q4, the company spent $445.1 million to repurchase 4.57 million shares of common stock via open market transactions and as part of an ASR (Accelerated Share Repurchase). A total of $500 million was spent on 5.23 million shares in full year 2021. Currently, the Company has approximately 242 million shares outstanding.

Mr. Farrell commented, “These actions reflect the Company’s desire for stockholders to benefit from our strong cash generation and is an indication of our confidence in the continuation of the Company’s strong performance.  The Company expects to continue to generate significant cash flow.  Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to aggressively pursue acquisitions.”

2022 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success. We are excited about our new product launches in 2022.

In the Health and Wellbeing portfolio, the VITAFUSION® brand has launched 2 in 1 BI-LAYER GUMMIES, which brings two benefits to the consumer (Multi vitamin + Immune / Beauty), with two flavors and two colors in the same gummy. The VITAFUSION® brand has also launched an Ashwaganda gummy line. The ZICAM® brand is launching the first immune supplement gummies for daily and nighttime immune support with Zinc + Vitamins C&D.   We are also launching several TROJAN® condom varieties targeting an expanding consumer niche, including TROJAN® ULTRAFIT TM condoms, and TROJAN® BARESKIN RAW TM condoms.

In Specialty Hair care, the BATISTE® brand is launching a Leave-in Hair Mask, which nourishes the hair and moisturizes without any rinsing needed.  Additionally, FLAWLESS® continues to capitalize on the At-Home Beauty and self-care trends with a FLAWLESS® Bikini line.

In the fabric care portfolio, we are entering a new segment with ARM & HAMMER® Baby Hypoallergenic Detergent, which has zero preservatives, phosphates or dyes. It is EPA Safer Choice certified and gentler on baby’s skin.

In the personal care portfolio we are launching SPINBRUSH® CLEAR AND CLEAN TM, an innovative gender-neutral toothbrush that allows the consumer to see the movement of the toothbrush mechanism creating a dynamic consumer experience.  We are launching the first Kid’s toothpaste with 100% natural ARM & HAMMER® baking soda with a fruity bubble flavor, combining baking soda which is good for oral health and a great flavor”.

Outlook for 2022

Mr. Farrell stated, “The Company is exiting 2021 with strong momentum. Our categories on average grew 6% in

2021, our brands are gaining share in many categories despite supply chain disruptions, and we are investing behind our brands and in capacity for the long term.  We expect 2022 to be another strong year for our brands.

We expect full year 2022 reported sales growth to be approximately 5%-8% and organic sales growth to be approximately 3%-6% after posting 4.3% organic growth in 2021. ¹

In 2022, we expect several categories to remain at elevated consumption levels, including gummy vitamins, laundry, laundry additives, hair growth supplements, and cat litter.  Continuing the trend that we saw in 2021 with respect to gummy vitamins, household penetration is increasing, and existing households are consuming more vitamins”.

Mr. Farrell continued, “We expect incremental cost inflation of $155 million versus 2021. We are committed to offsetting inflation with price. In 2022, we expect to experience higher inflation at a faster rate than our price increases take effect. However, as we enter 2023, we expect inflation to be fully offset by previously announced price increases plus anticipated incremental price actions in 2022.

We estimate full year EPS of $3.14 to $3.26, an increase of 4%-8% compared to prior year adjusted EPS¹, driven by operating income growth (10%+) offset by a significant increase in our effective tax rate.  The 2022 effective tax rate is expected to be approximately 23%, an increase of 320 basis points.  Both the EPS range (4%-8%) and the Net Sales range (5%-8%) are influenced by the timing of supply chain improvements.  This reflects continued strong business performance in-line with our Evergreen model.

We expect full year reported gross margin to be down versus 2021, as we expect inflation to be partially offset by pricing and productivity.  To the extent supply chain issues abate in the second half of 2022, we would expect promotional levels to normalize back to historical levels. Marketing spend in dollars is expected to increase in 2022.

We expect operating profit margin expansion of 60 to 70 basis points compared to prior year adjusted operating margin, which exceeds the targets of our Evergreen model.¹  Cash flow from operations is expected to be approximately $920 million as we increase safety stock inventory levels2.  We expect the THERABREATH ® brand to be fully integrated by the end of 2022 and we continue to pursue accretive acquisitions that meet our strict criteria.

For Q1, we expect reported sales growth of approximately 3-4%, organic sales growth of approximately 1-2%¹, and the largest gross margin contraction of the year as we experience higher inflation ahead of the latest round of price increases (30% of the announced 80% pricing increases goes into effect late February). As a result we expect EPS of $0.75 per share, a 9.6% decrease over last year’s adjusted Q1 EPS.¹ ”

¹ See non-GAAP reporting reconciliations included at the end of this release.  Except for organic sales, the Company’s 2022 outlook does not include adjustments from reported amounts.

2 The Company’s 2022 cash flow from operations outlook does not include any operating cash flow impact from the settlement of hedges related to anticipated debt issuances since the value of the hedges are highly dependent on interest rate movements which we are unable to provide without unreasonable effort.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss fourth quarter and year end 2021 results on January 28, 2022 at 10:00 a.m. (ET).  The presentation will broadcast online at investor.churchdwight.com/investors/news-events.  Click on Church & Dwight Co., Inc. Analyst Day 2022 to register for the webcast.  For “listen only”, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 6747988.  A replay will be available two hours after the call and until February 4, 2022 at 855-859-2056 using the same access code.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, FLAWLESS®, ZICAM® and THERABREATH®. These fourteen key brands represent approximately 80% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  In 2020, our continued progress earned public recognition, including the 2020 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2020 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2020 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices or other inflationary pressures; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-

looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net Sales	$1,368.7	$1,295.3	$5,190.1	$4,895.8
Cost of sales	787.5	737.9	2,926.6	2,681.6
Gross Profit	581.2	557.4	2,263.5	2,214.2
Marketing expenses	201.1	201.6	577.7	591.2
Selling, general and administrative expenses	203.7	165.2	606.7	593.3
Income from Operations	176.4	190.6	1,079.1	1,029.7
Equity in earnings of affiliates	2.0	1.2	9.4	6.7
Other income (expense), net	(14.3)	(14.9)	(56.8)	(62.6)
Income before Income Taxes	164.1	176.9	1,031.7	973.8
Income taxes	6.0	26.7	204.2	187.9
Net Income	$158.1	$150.2	$827.5	$785.9
Net Income per share - Basic	$0.65	$0.61	$3.38	$3.18
Net Income per share - Diluted	$0.64	$0.59	$3.32	$3.12
Dividends per share	$0.25	$0.24	$1.01	$0.96
Weighted average shares outstanding - Basic	244.1	247.9	244.9	246.8
Weighted average shares outstanding - Diluted	248.7	253.0	249.6	252.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2021	Dec. 31, 2020
Assets
Current Assets
Cash and Cash Equivalents	$240.6	$183.1
Accounts Receivable	405.5	398.8
Inventories	535.4	495.4
Other Current Assets	51.9	35.1
Total Current Assets	1,233.4	1,112.4
Property, Plant and Equipment (Net)	652.7	612.8
Equity Investment in Affiliates	9.1	9.1
Trade Names and Other Intangibles	3,494.3	3,110.2
Goodwill	2,274.5	2,229.6
Other Long-Term Assets	332.5	340.4
Total Assets	$7,996.5	$7,414.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$252.8	$351.4
Current portion of Long-Term debt	699.4	-
Other Current Liabilities	1,123.0	1,037.2
Total Current Liabilities	2,075.2	1,388.6
Long-Term Debt	1,610.7	1,812.5
Other Long-Term Liabilities	1,077.4	1,193.0
Stockholders’ Equity	3,233.2	3,020.4
Total Liabilities and Stockholders’ Equity	$7,996.5	$7,414.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2021	2020

Net Income	$827.5	$785.9

Depreciation and amortization	219.1	189.7
Change in fair value of business acquisition liabilities	(98.0)	(93.7)
Deferred income taxes	20.3	25.7
Non-cash compensation	23.7	21.5
Gain on sale of assets	-	(3.0)
Other	18.5	4.9
Subtotal	1,011.1	931.0

Changes in assets and liabilities:
Accounts receivable	2.4	(13.4)
Inventories	(29.1)	(61.9)
Other current assets	(6.1)	(10.2)
Accounts payable and accrued expenses	47.5	168.0
Income taxes payable	(16.0)	12.2
Other	(16.0)	(35.4)
Net cash from operating activities	993.8	990.3

Capital expenditures	(118.8)	(98.9)
Acquisition	(556.0)	(512.7)
Proceeds from sale of assets	-	7.0
Other	(7.2)	(3.5)
Net cash (used in) investing activities	(682.0)	(608.1)

Net change in long-term debt	499.2	-
Net change in short-term debt	(98.5)	99.0
Payment of cash dividends	(247.5)	(237.3)
Proceeds from stock option exercises	98.7	93.0
Purchase of treasury stock	(500.0)	(300.0)
Payment of business acquisition liabilities	-	(14.5)
Deferred financing and other	(4.0)	(0.3)
Net cash (used in) financing activities	(252.1)	(360.1)

F/X impact on cash	(2.3)	5.3

Net change in cash and cash equivalents	$57.4	$27.4

2021 and 2020 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2021	12/31/2020	Change
Household Products	$549.3	$498.1	10.3%
Personal Care Products	492.4	492.8	-0.1%
Consumer Domestic	$1,041.7	$990.9	5.1%
Consumer International	242.0	228.5	5.9%
Total Consumer Net Sales	$1,283.7	$1,219.4	5.3%
Specialty Products Division	85.0	75.9	12.0%
Total Net Sales	$1,368.7	$1,295.3	5.7%

	Twelve Months Ended		Percent
	12/31/2021	12/31/2020	Change
Household Products	$2,103.0	$2,038.5	3.2%
Personal Care Products	1,838.9	1,729.1	6.4%
Consumer Domestic	$3,941.9	$3,767.6	4.6%
Consumer International	912.2	828.2	10.1%
Total Consumer Net Sales	$4,854.1	$4,595.8	5.6%
Specialty Products Division	336.0	300.0	12.0%
Total Net Sales	$5,190.1	$4,895.8	6.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.7%	5.3%	5.1%	5.9%	12.0%
Less:
Acquisitions	1.2%	1.3%	1.5%	0.0%	0.0%
Add:
FX / Other	-0.2%	-0.2%	0.0%	-1.2%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.3%	3.8%	3.6%	4.7%	12.0%

	Twelve Months Ended 12/31/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.0%	5.6%	4.6%	10.1%	12.0%
Less:
Acquisitions	0.8%	0.9%	1.0%	0.0%	0.0%
Add:
FX / Other	-0.9%	-0.9%	0.0%	-5.1%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.3%	3.8%	3.6%	5.0%	12.0%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2021		For the quarter ended December 31, 2020		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A – Reported	$203.7	14.9%	$165.2	12.8%	210	bps
Flawless Earn-Out Adjustment	-		22.0	1.6%	-160	bps
SG&A - Adjusted (non-GAAP)	$203.7	14.9%	$187.2	14.4%	50	bps

	For the quarter ended December 31, 2021		For the quarter ended December 31, 2020		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$176.4	12.9%	$190.6	14.6%	-170	bps
Flawless Earn-Out Adjustment	-		-22.0	-1.6%	160	bps
Income From Operations - Adjusted	$176.4	12.9%	$168.6	13.0%	-10	bps

	For the quarter ended December 31, 2021		For the quarter ended December 31, 2020		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.64		$0.59		8.5%
Flawless Earn-Out Adjustment			-0.06
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.64		$0.53		20.8%

	For the year ended December 31, 2021		For the year ended December 31, 2020		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$3.32		$3.12		6.4%
Flawless Earn-Out Adjustment	-0.30		-0.28
Gain on Sale of International Brand			-0.01
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.02		$2.83		6.7%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2022	December 31, 2022
Reported Sales Growth	3.5%	6.5%
Less: Acquisition	-2.0%	-2.0%

Organic Sales Growth	1.5%	4.5%